Exhibit 5.2

February 10, 2025

Flybondi Holdings plc

C/o DWF Company Secretarial Services Limited

1 Scott Place

2 Hardman Street

Manchester M3 3AA

United Kingdom

Re:	Registration Statement of Flybondi Holdings plc on Form F-4 File No. 333-284446

Ladies and Gentlemen:

We have acted as United States counsel to Flybondi Holdings plc, a public limited company incorporated under the laws of England and Wales (“FB Parent”), in connection with the registration by FB Parent with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of 10,700,000 warrants entitling the holder to purchase one ordinary share, par value £0.003 per share (each, an “FB Parent Share”), of FB Parent at a price of USD $11.50 per FB Parent Share (the “FB Parent Warrants”) per FB Parent Warrant, pursuant to a Registration Statement on Form F-4, File No. 333-284446, initially filed by FB Parent, with the Commission on January 24, 2025 (as amended, the “Registration Statement”).

The FB Parent Warrants will be governed by the Warrant Agreement, dated November 2, 2021, between Integral Acquisition Corporation 1, a Delaware corporation (“Integral”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original warrants of Integral (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among Integral, FB Parent, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement, dated October 19, 2023 (as amended, the “Business Combination Agreement”), by and among Integral, FB Parent, Gaucho MS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of FB Parent, Flybondi Limited, a limited company incorporated under the laws of England and Wales, and certain holders of Flybondi Limited’s outstanding shares, and the execution and delivery of the Warrant Assumption Agreement by the parties thereto, each outstanding Original Warrant will become one FB Parent Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of FB Parent. We have assumed that each of Integral and the Warrant Agent is validly existing and has duly authorized, executed and delivered the Original Warrant Agreement, will

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM

Flybondi Holdings plc

February [ ], 2025

duly authorize, execute, and deliver the Warrant Assumption Agreement, and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to the laws of England and Wales, FB Parent is validly existing, has the power to execute the Warrant Assumption Agreement and will duly authorize, execute, and deliver the Warrant Assumption Agreement, and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, upon the consummation of the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the FB Parent Warrants will constitute valid and legally binding obligations of FB Parent enforceable against FB Parent in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the FB Parent Shares underlying the FB Parent Warrants, you have received, and we understand that you are relying upon, the opinion of DWF Law LLP, counsel as to the laws of England and Wales to FB Parent.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig